EXHIBIT INDEX

EXHIBIT A:
  Attachment to item 77B:
  Accountants report on internal control

EXHIBIT B:
  Attachment to item 77I:
  Terms of new or amended securities
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EXHIBIT A:
Report of Independent Certified Public Accountants

To the Board of Directors of DFA Investment Dimensions
Group Inc. and the Shareholders of the Portfolios

In planning and performing our audit of the financial statements of DFA Investment Dimensions Group Inc. (the "Company") (consisting of The U.S. 4-10 Value Portfolio,
The U.S. 9-10 Small Company Portfolio, The U.S. 6-10 Small Company Portfolio, The U.S. Large Cap Value Portfolio, The Enhanced U.S. Large Company Portfolio, The U.S. 6-10 Value Portfolio, The U.S. Large Company Portfolio, The DFA Real Estate Securities Portfolio, The Japanese Small Company Portfolio, The Pacific Rim Small Company Portfolio, The United Kingdom Small Company Portfolio, The AAM/DFA International High Book to Market Portfolio, The Emerging Markets Portfolio, The Emerging Markets Small Cap Portfolio, The Continental Small Company Portfolio, The Large Cap International Portfolio, The DFA International Small Cap Value Portfolio, The International Small Company Portfolio, The Emerging Markets Value Portfolio, The DFA One-Year Fixed Income Portfolio, The DFA Two-Year Global Fixed Income Portfolio, The DFA Five-Year Government Portfolio, The DFA Five-Year Global Fixed Income Portfolio, The DFA Intermediate Government Fixed Income Portfolio, The Tax-Managed U.S. Marketwide Value Portfolio, The Tax-Managed U.S. 5-10 Value Portfolio, The Tax-Managed U.S. 6-10 Small Company Portfolio, The Tax-Managed DFA International Value Portfolio, The VA Small Value Portfolio, The VA Large Value Portfolio, The VA International Value Portfolio, The VA International Small Portfolio, The VA Short-Term Fixed Portfolio and The VA Global Bond Portfolio) (collectively referred to as the "Portfolios") for the year ended
November 30, 2000, we considered its internal control, including control activities for safeguarding securities, in order to determine our auditing procedures for the purpose of expressing our opinion on the financial statements and to comply with the requirements of Form N-SAR, not to provide assurance on internal control.

The management of the Company is responsible for establishing and maintaining internal control. In fulfilling this responsibility, estimates and judgments by management are required to assess the expected benefits and related costs of controls. Generally, controls that are relevant to an audit pertain to the entity's objective of preparing financial statements for external purposes that are fairly presented in conformity with generally accepted accounting principles. Those controls include the safeguarding of assets against unauthorized acquisition, use or disposition.

Because of inherent limitations in internal control, errors or fraud may occur and not be detected. Also, projection of any evaluation of internal control to future periods is subject to the risk that controls may become inadequate because of changes in conditions or that the effectiveness of their design and operation may deteriorate.

Our consideration of internal control would not necessarily disclose all matters in internal control that might be material weaknesses under standards established by the American Institute of Certified Public Accountants. A material weakness is a condition in which the design or operation of one or more of the internal control components does not reduce to a relatively low level the risk that misstatements caused by error or fraud in amounts that would be material in relation to the financial statements being audited may occur and not be detected within a timely period by employees in the normal course of performing their assigned functions. However, we noted no matters involving internal control and its operation, including controls over safeguarding securities, that we consider to be material weaknesses as defined above as of November 30, 2000.

This report is intended solely for the information and use of the Board of Directors of DFA Investment Dimensions Group Inc., management and the Securities and Exchange Commission and is not intended to be and should not be used by anyone other than these specified parties.

PricewaterhouseCoopers, LLP

Fort Lauderdale, Florida
January 12, 2001





EXHIBIT B:
Question 77I

The "Terms of new or amended securities" are incorporated herein by reference to the Prospectus filed on August 1, 2000.